As filed with the Securities and Exchange Commission on December 11, 2017

Registration No. 333-204214

Registration No. 333-192698

Registration No. 333-181215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-204214

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-192698

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-181215

UNDER

THE SECURITIES ACT OF 1933

Ocera Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	63-1192270
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

555 Twin Dolphin Drive, Suite 615

Redwood City, California 94065

(650) 475-0150

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael-Bryant Hicks, Esq.

Ocera Therapeutics, Inc.

c/o Mallinckrodt

675 James S. McDonnell Blvd.

Hazelwood, Missouri 63042

(314) 654-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephanie M. Hosler, Esq.

Taavi Annus, Esq.

Brian K. Feezel, Esq.

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

(Approximate date of commencement of proposed sale to the public): This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Ocera Therapeutics, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-181215, originally filed with the Commission on May 7, 2012, as amended by Amendment No. 1 on May 15, 2012 pertaining to (i) the registration of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units of the Company and (ii) the registration of up to a maximum aggregate offering amount of $25,000,000 of common stock to be issued and sold under a sales agreement with Cowen and Company, LLC;

•	Registration Statement No. 333-192698, originally filed with the Commission on December 6, 2013 pertaining to the registration of common stock of the Company being offered by certain selling stockholders named in the Registration Statement and the registration of common stock of the Company issuable upon the exercise of certain warrants and options described in the Registration Statement; and

•	Registration Statement No. 333-204214, originally filed with the Commission on May 15, 2015, as amended by Amendment No. 1 on May 27, 2015 pertaining to (i) the registration of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units of the Company and (ii) the registration of up to a maximum aggregate offering amount of $25,000,000 of common stock to be issued and sold under a sales agreement with Cowen and Company, LLC.

On December 11, 2017, pursuant to the Agreement and Plan of Merger, dated November 1, 2017 (the “Merger Agreement”), by and between the Company, MAK LLC, a Delaware limited liability company (“Parent”), MEH Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), and for limited purposes, Mallinckrodt plc, an Irish public limited company and the ultimate parent entity of Parent and Purchaser, Purchaser merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under each Registration Statement as of the date of the filing of this document with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Hazelwood, Missouri, on December 11, 2017.

Ocera Therapeutics, Inc.

By:	/s/ Kathleen A. Schaefer
Name: Kathleen A. Schaefer
Title: President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.